Exhibit 10.1

Postbiotics Health Product Line Cooperation Agreement

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Date: Apr. 15th, 2025

Party B: Beijing Huahai Keyuan (Tech) Co., Ltd.	Place: Xi’an Agreement No.: BONHHKY20250415

Party A (Nasdaq: BON) is a Nasdaq-listed supplier of natural bioactive ingredients and health solutions. Xi’an App-Chem specializes in researching, developing, producing, and selling natural active ingredients, with a particular focus on components for personal health and care products. As a global leader in natural health ingredients and solutions, its product lines are widely distributed across multiple markets including China, Japan, South Korea, the United States, and the European Union, maintaining exceptional quality standards and enjoying a renowned market reputation.

Party B is a leading health and wellness company based in Beijing, possessing professional competencies in brand management, marketing, and health consulting. Beijing Huahai Keyuan specializes in developing innovative health products and has strong expertise in market expansion and brand development in this sector.

Both parties hereby acknowledge and agree that the postbiotic hypoglycemic patented ingredient developed by Party A demonstrates exceptional product competitiveness, characterized by its precise and reliable efficacy in postprandial glycemic control, coupled with inherent safety, user-friendly application, and superior compliance attributes. The product line demonstrates substantial commercial potential in the postprandial glucose management market.

Party A and Party B have reached the following agreement, whereby Party B will serve as the exclusive global sales partner for Party A’s postbiotics health product line through amicable negotiations:

I. Principal Matters of the Agreement:

1. Party A grants Party B exclusive global operational rights in respect of its postbiotic hypoglycemic patented ingredient and all derivative products for a term of thirty-six (36) months, commencing on the date of this Agreement’s execution.

2. Party B hereby accepts a thirty-six (36) exclusive global operating rights for Party A’s postbiotic hypoglycemic patented ingredient and any derivative products developed therefrom, commencing upon agreement signing.

3. Party A shall be responsible for product R&D, manufacturing, and supply to Party B. Party A shall ensure the stable and reliable supply of products, as well as continuous, rapid innovation and upgrading. All innovations and derivative products developed under this Agreement shall remain subject to the quality assurance provisions and supply commitments outlined herein.

4. Party B shall assume exclusive global distribution responsibility for the product line throughout the duration of the agreement term, with guaranteed minimum sales of $32 million USD. This exclusivity covers both the core ingredient and all derivative health products.

5. Both parties hereby agree that in the promotion of specific business initiatives,either party may sign business agreements on matters including, but not limited to, product categories, market arrangements, product development, which shall be regarded as an addenda part of this agreement.

II. Term of Cooperation:

The term of cooperation is 36 months from the date of the agreement signing.

III. Responsibilities and Obligations of Both Parties:

1. Party B shall conduct all sales activities in full compliance with applicable laws and regulations, and shall not engage in any unlawful sales practices.

2. Party B shall effect payment punctually as specified in this Agreement. Any delay in payment by Party B that results in delayed shipment by Party A,such operational deferral shall not be construed as a contractual violation on Party A, and the delivery schedule shall be adjusted accordingly.

3. Party A shall deliver goods according to the agreed schedule and ensure all packaging meets standard logistics transportation requirements.

4. Should any products are found to be non-compliant with agreed quality standards, Party A shall bear all costs associated with inspection, return, and replacement of such goods.

5. In the event that either party that fails to perform this agreement without cause or unilaterally terminates this Agreement without authorization, the defaulting Party shall pay liquidated damages equivalent to 15% of the total contract price to the non-defaulting Party. Where incomplete performance of this agreement results from a Party's liability, the liable Party shall compensate the other Party with liquidated damages amounting to 10% of the total price of the unperformed portion of this agreement.

IV. Force Majeure: Both parties shall fulfill their respective obligations under this Agreement. Should force majeure events prevent or delay performance, the parties shall negotiate appropriate solutions in good faith.

V. Termination: If the breaching party fails to remedy the breach within thirty (30) working days from the date of receiving a written notice, the non - breaching party shall have the right to terminate this agreement. Notwithstanding the foregoing, this agreement may be terminated through mutual consent of both parties.

VI. Miscellaneous: Any matters not addressed herein shall be resolved through good faith negotiations between the parties, with the option to execute supplementary agreements as needed.

VII. Jurisdiction: Unresolved disputes arising from this Agreement shall be submitted to the court having jurisdiction over Party A’s location for litigation.

This Agreement becomes effective upon execution by both parties.IN WITNESS WHEREOF, this Agreement is executed in four (4) original copies - two (2) for each party - all with equal legal force and effect.

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Party B: Beijing Huahai Keyuan (Tech) Co., Ltd.

Official Seal: Representative(signature): Date: Apr. 15th, 2025	Official Seal: Representative(signature): Date: Apr. 15th, 2025